                              EMPLOYMENT AGREEMENT



     EMPLOYMENT AGREEMENT dated February 26, 2002 by and between NexMed, Inc., a Nevada corporation (the "Company") and Dr. Y. Joseph Mo (the "Executive").

     WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement (the "Agreement") embodying the terms of such employment;

     WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement; and

     WHEREAS, Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Employment. Subject to earlier termination in accordance with the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on January 1, 2002 (the "Effective Date") and ending on December 31, 2006; provided, however, that, commencing on the day immediately succeeding the Effective Date, and on each day thereafter, the term of this Agreement shall be extended for one additional day so that a constant five-year term shall be in effect (the " Employment Term").

     2. Position.

          (a) During the Employment Term, Executive shall be employed as the Chief Executive Officer ("CEO") and the President of the Company, and shall direct and manage the business, affairs, and property of the Company subject to the direction of the Company's Board of Directors (the "Board"). Executive shall also serve as the CEO and President of such subsidiaries of the Company as the Board may in its discretion require.

          (b) During the Employment Term, Executive shall devote all of his business time and attention to the performance of his duties hereunder faithfully and to the best of his abilities and shall not undertake employment with, or participate in, the conduct of the business affairs of


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     any other person, corporation, or entity; provided, that, nothing shall preclude Executive from (i) with the prior written approval of the Board, serving in due course as a director, trustee or member of a committee of any organization (ii) participating in the affairs of any recognized charitable organizations, or in any community affairs, of Executive's choice; and (iii) managing his personal and family affairs and investments; provided, that, such investments do not involve Executive's active participation in the affairs of the entities in which he so invests.

          (c) Executive's duties hereunder shall be performed for the Company worldwide, with particular emphasis in the Company's headquarters in Robbinsville, New Jersey.

          3. Compensation.

          (a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board, at the annual rate of $250,000 (the "Base Salary"), payable in regular installments in accordance with the Company's usual payroll dates practices; provided, however, that, the Base Salary shall be increased to an annual rate of $350,000 immediately following the completion of a period consisting of two consecutive of the Company's fiscal quarters during which the Company has achieved at least $10,000,000 in gross revenues (the "Salary Increase Date"). Commencing on the first anniversary of the Effective Date (and if the Employment Term continues on and after such date, on each successive anniversary of the Effective Date), Executive shall be entitled to an annual percentage increase (but not decrease) in Base Salary of no less than an amount equal to the aggregate preceding twelve (12) months annual percentage increase of the U.S. Department of Labor Consumer Price Index for All Urban Consumers (CPI-U) for the New York-Northern-New Jersey-Long Island, NY-NJ-CT-PA area.

          (b) Bonus. With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (the "Bonus"). The amount of the Bonus shall be determined by the Board, or the Compensation Committee of the Board (the "Compensation Committee"), in its sole discretion, based upon the achievement by the Company of objective financial targets established and determined by the Board or the Compensation Committee in consultation with Executive no later than the end of the first month of such calendar year. The Bonus in respect of each calendar year in the Employment Term shall be paid within ten (10) days following the delivery of the Company's audited financial statements for such year.


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          (c) Stock Option Grant.

                    (i) Within fifteen (15) business days of the execution of
               this Agreement, the Compensation Committee shall grant to Executive an option to purchase 300,000 shares of the Company's common stock (the "Option") at the fair market value of such stock on the date of grant (the "Grant Date"), and with terms and conditions substantially identical to those contained in Executive's January 2000 option grant.

                    (ii) In addition, on each of the first and second
               anniversaries of the Grant Date respectively, provided that Executive remains employed by the Company on each such date, the Compensation Committee shall grant to Executive an option to purchase 300,000 shares of the Company's common stock (the "Additional Options") at the fair market value of such stock on the date of each such grant, and with terms and conditions substantially identical to those contained in Executive's January 2000 option grant.

                    (iii) The Option and the Additional Options shall be subject to The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (the "Option Plan") and the applicable stock option agreement. The Option and the Additional Options shall to the greatest extent allowable be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

          4. Deferred Compensation.

          (a) Executive shall be paid, commencing on the times set forth in
     Section 8 of this Agreement, deferred compensation (the "Deferred Compensation") at an annual rate of (X) fifty percent (50%) of his "Final Average Pay" (as defined below) multiplied by (Y) the "Vesting Percentage" (as defined below). For purposes of this Agreement, the term "Final Average Pay" shall mean an amount equal to (i) the total of the sum of the Base Salary and Bonus paid to Executive during the last thirty-six (36) calendar months of Executive's employment preceding the calendar month in which Executive becomes entitled to commence receiving the Deferred Compensation, divided by (ii) three (3); provided, however, that, in no event shall the Deferred Compensation exceed ninety percent (90%) of Executive's last rate of annual Base Salary preceding the time at which Executive becomes entitled to commence receiving the Deferred Compensation. The amount of the Deferred Compensation shall be restated to a monthly amount by dividing such amount by twelve (the "Monthly Amount") and, other than as described in Section 8(b)(iii) below, the Monthly Amount shall be paid monthly, to Executive or Executive's estate, as the case may be, beginning on the applicable date set forth in Section 8 of this Agreement, for a period of 180 months.


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     Except as otherwise provided in this Agreement, the "Vesting Percentage"
     shall be determined in accordance with the following schedule; provided, that, Executive remains in the employ of the Company on each vesting date:


       VESTING DATE                         VESTING PERCENTAGE
       ------------                         ------------------
     January 1, 2002                                30%
     January 1, 2003                                44%
     January 1, 2004                                58%
     January 1, 2005                                72%
     January 1, 2006                                86%
     January 1, 2007                               100%

     Notwithstanding anything to the contrary contained in this Section 4, the Monthly Amount payable to Executive in any calendar month shall be reduced to the extent of the monthly single-life annuity payable to Executive for such month under any qualified or nonqualified defined benefit pension plan of the Company (a "Pension Plan"); provided, however, that, if any benefit accrued by Executive under a Pension Plan prior to the payment of any Monthly Amount is not payable during the applicable month, or is payable in a form other than a single-life annuity, then such accrued benefit shall be converted into an equivalent value of a single-life annuity payable during the applicable month, and such amount used to reduce the Monthly Amount for such month. Any such conversion shall be performed by the Company's actuaries using actuarial assumptions then applicable to benefit determinations under the relevant Pension Plan.

          (b) Executive's rights to the Deferred Compensation shall be solely those of an unsecured general creditor of the Company, and nothing herein shall be deemed to give Executive any right to particular assets of the Company or to require the Company to establish a fund or trust for the benefit of Executive or otherwise set aside assets for his benefit; provided, however, that, upon the occurrence of a "Change in Control" (as defined in Appendix A hereto), the Company shall create and pay to a so-called "rabbi trust" the amounts determined by the Company's actuaries as necessary for the Company to completely fund the Deferred Compensation obligation.

          (c) The Deferred Compensation described in this Section 4 is not intended to constitute a "pension plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). If it is determined that the Deferred Compensation does


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                                                                               5


     constitute a pension plan under ERISA, then it shall be considered to be an "unfunded plan for a select group of management or highly compensated employees," or a so-called "top-hat plan," for purposes of ERISA. If the Deferred Compensation is a "top-hat plan," the claims procedure set forth on Appendix B hereto shall apply.

     5. Employee Benefits. During the Employment Term, Executive shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs,
(v) travel accident insurance plans and programs, (vi) vacation policy, and
(vii) other plans and programs sponsored by the Company or any subsidiary for employees or executives generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.

     In addition, during the Employment Term, the Company shall maintain, and pay the premiums on, a contract of split-dollar life insurance on Executive's life in the amount of $2,000,000, which contract will provide for a payment, as a result of Executive's death, of $1,500,000 to Executive's designated beneficiary or beneficiaries, and $500,000 to the Company. The Company shall provide written proof of payments of such premiums to Executive within fifteen
(15) days of the due date of each premium and, if the Company fails to provide such proof and has not paid such premium, Executive shall be entitled to pay the unpaid premium and be reimbursed by the Company.

     6. Business Expenses and Perquisites.

          (a) The Company shall reimburse to Executive, or pay directly, all reasonable expenses incurred by Executive in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy. In this connection, if Executive determines that certain events will require the attendance of Executive's spouse, and Executive obtains advance approval from any member of the Compensation Committee, this
     Section 6(a) shall apply to expenses incurred by Executive in connection with his spouse's attendance at such events.

          (b) During the Employment Term, (i) the Company shall provide an automobile for Executive's business use, (ii) the Company shall pay the annual dues, but not in excess of $10,000, for Executive's membership at a social club of Executive's choice, and (iii) the Company shall reimburse to Executive, or pay directly, but not in excess of $20,000 per calendar year, the amounts payable by Executive to any person or


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                                                                               6


     persons of Executive's choice that Executive retains to advise him with regard to financial, investment and/or estate planning and tax matters upon submission by Executive to the Company of statements for services; provided, however, that, this Section 6(b) shall not become effective until the Salary Increase Date.

     7. Exercise Loan for Previously Granted Options. With respect to stock options previously granted to Executive by the Company under the Company's Recognition and Retention Stock Incentive Plan, and the Option Plan (the "Previously Granted Options") pursuant to four option agreements dated December 4 and December 16, 1996, January 2, 1999, and January 18, 2000, respectively, the Company shall loan to Executive, at such time and times that Executive exercises the Previously Granted Options, if Executive so requests in writing, up to an aggregate of $2,000,000 (each separate loan a "Loan"); provided, however, that, no Loan shall be made if the aggregate of the outstanding balance of all Loans, including the one then proposed to be made, would exceed ten percent (10%) of the aggregate of the Company's cash and cash equivalents as of the last day of the month immediately preceding the month in which such Loan is requested to be made; and provided, further, that, a Loan shall not be made if
(i) the Company's independent accounting firm determines that the making of such Loan will cause the Company to incur an accounting charge to earnings for compensation or (ii) it would cause a default, or an event of default, under any of the credit agreements, notes, security agreements, or other debt or equity financing documents to which the Company is subject. Each Loan (w) shall have, except as otherwise stated in this Agreement, a principal and accrued interest due date of three months from the date that the Loan is made to Executive or, if Executive dies prior to the due date of such Loan, seven months from the date the Loan is made to Executive, (x) shall bear interest, payable monthly, at a rate equal to the applicable Federal rate (short-term), as determined in accordance with Section 1274(d) of the Code, (y) shall be secured by the shares issued to Executive upon the exercise of the Previously Granted Options to which such Loan relates, provided that such shares may be sold by Executive subject to the last sentence of this Section 7, and (z) shall be subject to such standard terms and conditions, and the execution of such documentation consistent with this Section 7, as the Company shall reasonably determine. Notwithstanding the foregoing, at any time that Executive sells any of the shares issued to Executive upon the exercise of any of the Previously Granted Options while the amount of any Loan remains unpaid, Executive shall, within five days of receipt of the funds from such sale, pay to the Company, the after-tax proceeds of such sale, as a prepayment of such Loan or Loans, up to the unpaid balance of each Loan (including accrued interest).

     8. Termination.

          (a) By the Company for Cause. The Company may, for Cause, terminate Executive's employment hereunder at any time by written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean Executive's (i) engaging in fraud against the Company or misappropriation of funds of the Company, (ii) disregard or willful failure to follow specific and reasonable directives of the Board, (iii) willful


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     failure to perform his duties as CEO and President of the Company and/or one of its subsidiaries, (iv) willful misconduct resulting in material injury to the Company, (v) willful violation of the terms of the Confidential Information and Intellectual Property Agreement between Executive and NexMed (U.S.A.), Inc., a wholly-owned subsidiary of the Company, dated October 4, 2000 (the "Intellectual Property Agreement") attached hereto as Exhibit "A", (vi) conviction of, or Executive's plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (vii) material breach (not covered by clauses (i) through (vi)) of any of the other provisions of this Agreement; provided, that, in the case of subclauses (ii), (iii) or (vii), Cause shall not exist if the act or omission deemed to constitute Cause is cured (if curable) by Executive within thirty (30) days after written notice thereof to Executive by the Company. For purposes of the foregoing, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive other than in good faith, and without reasonable belief that his action or omission was in furtherance of the interests of the Company.

          In the event of the termination of Executive's employment under this
     Section 8(a) for Cause, the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than ten (10) days after the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (ii) any earned and unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of such termination, and (iii) any amounts owing, but not yet paid, pursuant to Section 6(a) hereof. In addition, in the event of the termination of Executive's employment under this Section 8(a) for Cause,
     (A) the Vesting Percentage in respect of the Deferred Compensation shall be zero, with the result that the Deferred Compensation shall be forfeited, and (B) the principal and accrued interest on each Loan shall become immediately due and payable.

     Except as specifically set forth in Section 12 hereof, the Company shall have no further obligations to Executive under this Agreement.

          (b) Disability or Death. If Executive should suffer a Permanent Disability, the Company may terminate Executive's employment hereunder upon ten (10) or more days' prior written notice to Executive. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when Executive has qualified for benefits (including satisfaction of any applicable waiting period) under the Company's or a subsidiary's long-term disability insurance arrangement (the "LTD Policy"). In the event of the termination of Executive's employment hereunder by reason of Permanent Disability or death, the


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     Employment Term shall end on the day of such termination and the Company shall pay:

               (i) No later than ten days after the last day of Executive's employment, to Executive or Executive's legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive's estate if no such beneficiary has been so designated (in the event of Executive's death), a single lump sum payment of (x) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (y) any earned but unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of each termination, and (z) any amounts owing, but not yet paid, pursuant to Section 6(a) hereof;

               (ii) In the case of a termination of employment due to Permanent Disability only, to Executive, in conformity with regular payroll dates for salaried personnel of the Company, an amount equal to fifty percent (50%) of the Base Salary Executive was receiving at the date of such termination (the "Disability Payment"), payable through the earlier of (i) the fifth anniversary of the date of such termination and (ii) January 1, 2014, in either case, at which time the Monthly Payments of the Deferred Compensation shall begin; provided, that, the Disability Payment shall be reduced for the period during which Executive is in receipt of benefits under the LTD Policy by the amount necessary to ensure that the sum of (x) Executive's monthly Disability Payment and (y) the "Gross Monthly Benefit" under the LTD Policy does not exceed 100% of his "Basic Monthly Earnings" (as defined in the LTD Policy); and

               (iii) In the case of a termination of employment due to death only, to any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive's estate if no such beneficiary has been so designated, the Deferred Compensation, with payment of the present value of the entire amount of Deferred Compensation payable over the 180-month payment period (discounted by the Company's weighted average borrowing rate at the time of payment) being paid in one lump sum on the first day of the month immediately succeeding the last day of Executive's employment.

          Except as specifically set forth in Section 12 hereof, the Company shall have no further obligations to Executive under this Agreement.

          (c) By the Company without Cause. The Company may, without Cause, terminate Executive's employment hereunder at any time upon ten (10) or more days' written notice to Executive. In the event Executive's employment is terminated pursuant to this Section 8(c), the


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     Employment Term shall end on the day of such termination and the Company shall pay to Executive, on the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, (ii) any earned but unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of such termination, (iii) any amounts owing, but not yet paid, pursuant to Section 6(a) hereof, and (iv) an amount equal to the product of 2.9 times Executive's annual Base Salary at the time of such termination. Executive shall also be eligible to receive a pro rata Bonus in respect of the calendar year in which such termination occurs, equal to the Bonus in respect of such calendar year multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive continued being employed by the Company through the date of payment.

          In addition, upon termination of Executive's employment in accordance with this Section 8(c), the Company shall (i) reimburse Executive for reasonable expenses, not to exceed $10,000, incurred by Executive in connection with job search services, and (ii) provide medical and dental benefits to Executive and his family for a period of two (2) years from the date of termination, as are provided from time to time to actively employed senior executives of the Company during such period; provided, that, the Company's obligation in this regard shall cease at the time Executive becomes eligible for medical or dental benefits, respectively, from another employer. To the extent that the medical and dental benefits provided for in this paragraph are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided by the Company paying the applicable premium under COBRA), the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his family on a non-group basis, for the required period, those medical and dental benefits that would otherwise be lost to Executive and his family as a result of Executive's termination.

     In the event Executive's employment is terminated pursuant to this Section 8(c), payment of the Monthly Amount shall begin on the first day of the month immediately succeeding the last day of Executive's employment.

     Except as specifically set forth in Section 12 hereof, the Company shall have no further obligations to Executive under this Agreement.


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          (d) By Executive for Good Reason. If any of the events described below occurs during the Employment Term, Executive may terminate Executive's employment hereunder for Good Reason by written notice to the Company identifying the event or omission constituting Good Reason not more than six (6) months following the occurrence of such event and, in the case of subclauses (iv), (v), (vi), (vii) and (viii) below, a failure by the Company to cure such act or omission within thirty (30) days after receipt of such written notice. In such event, the Employment Term and Executive's employment hereunder will be terminated effective as of the later of thirty-one (31) days after the Company's receipt of Executive's notice of termination or thirty-one (31) days after the event, and Executive's termination for Good Reason pursuant to this Section 8(d) shall be treated for all purposes as a termination without Cause pursuant to Section 8(c) and the provisions of Section 8(c) shall apply to such termination. The occurrence of any of the following events without Executive's consent shall permit Executive to terminate Executive's employment for "Good Reason" pursuant to this Section 8(d):

               (i) The removal of Executive or the election of any other person as the Chief Executive Officer or the President of the Company; provided, however, that, Executive shall not have approved such removal or such election, in Executive's capacity as a director, by voting for such removal or such election;

               (ii) The removal of Executive or the election of any other person as the Chairman of the Board; provided, however, that, Executive shall not have approved such removal or such election, in Executive's capacity as a director, by voting for such removal or such election;

               (iii) A "Change in Control" (as defined in Appendix A hereto) occurs;

               (iv) The failure by the Company to observe or comply in any material respect with any of the material provisions of this Agreement;

               (v) The failure by the Compensation Committee to grant the Option and Additional Options as provided in Section 3(c) hereof;

               (vi) A material diminution in Executive's duties;

               (vii) The assignment to Executive of duties that are materially inconsistent with Executive's duties or that materially impair Executive's ability to function as the CEO or the President of the Company; and


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               (viii) The relocation of Executive's primary office from a location that is more than fifty (50) miles from both of (x) the Company's executive offices at the time of such relocation and (y) Executive's primary residence at the time of such relocation.

     Except as specifically set forth in Section 12 hereof, the Company shall have no further obligations to Executive under this Agreement.

          (e) By Executive without Good Reason. Executive may terminate the Employment Term and Executive's employment hereunder at any time without Good Reason upon thirty (30) days advance written notice to the Company. In the event Executive's employment is terminated pursuant to this Section 8(e), the Company shall pay to Executive, no later than ten (10) days after the last day of Executive's employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination,
     (ii) any earned and unpaid Bonus due to Executive at the date of such termination for the calendar year ending immediately prior to the date of such termination, and (iii) any amounts owing, but not yet paid, pursuant to Section 6(a) hereof. In addition, the monthly payments of Deferred Compensation shall commence on January 1, 2014.

     Except as specifically set forth in Section 12 hereof, the Company shall have no further obligations to Executive under this Agreement.

          (f) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under this Section 8 are conditioned upon and subject to Executive's execution of a general waiver and release, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company, except as to matters covered by provisions of this Agreement which specifically survive the termination of this Agreement.


     9. Certain Additional Payments by the Company.

          (a) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any


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                                                                              12


     similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 9(f) hereof, all determinations required to be made under this Section 9, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Company, which may be the Company's regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within thirty (30) calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five (5) calendar days prior to the due date for Executive's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 9(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

          (c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 9(b) hereof.

          (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five (5) business days pay to the Company the amount of such reduction.

          (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 9(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

          (f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than five (5) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

               (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

               (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that, the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 9(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that, if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that, any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 9(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 9. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this
     Section 9, Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 9.

     10. Legal Fees. The Company shall reimburse to Executive, or pay directly, upon submission to the Company of a statement for services, the amount payable by Executive to an attorney of Executive's choice that Executive has retained to advise Executive with regard to the negotiation and execution of this Agreement; provided, however, that (i) the fees charged by such attorney are computed at such attorney's standard hourly rates, and (ii) such reimbursement or payment shall not exceed $25,000.

     11. No Mitigation; Employee Benefit Plans. Executive shall not be required to mitigate amounts payable to him under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts payable to Executive under this Agreement on account of Executive's subsequent employment. Except for amounts, if any, payable by Executive pursuant to any Loan, amounts payable to Executive under this Agreement shall not be offset by any claims that the Company may have against Executive, and such amounts payable to Executive under this Agreement shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right that the Company may have against Executive or others. Except as otherwise provided in this Agreement, the termination of Executive's employment hereunder shall have no effect on the rights and obligations of the Company and Executive under the Company's benefit plans; provided, however, that, payments made to Executive as a result of the termination of Executive's employment hereunder shall not be considered as includible compensation with respect to any employee benefit plans maintained by the Company, except to the extent otherwise required by law.

     12. Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of Executive's employment with, or serving as an officer of, the Company, the Company shall indemnify and hold

Executive harmless, and defend Executive to the fullest extent authorized by the laws of the state in which the Company is incorporated, as the same exist and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments, and settlements (collectively the "Claims"), including all expenses incurred or suffered by Executive in connection therewith (excluding, however, any legal fees incurred by Executive for Executive's own counsel, except as otherwise provided in this Section 12, and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company hereunder, and shall inure to the benefit of Executive's heirs, executors, and administrators; provided, however, that, Executive promptly gives written notice to the Company of any such Claims (although Executive's failure to promptly give notice shall not affect the Company's obligations under this Section 12 except to the extent that such failure prejudices the Company or its ability to defend such Claims). The Company shall have the right to undertake, with counsel or other representatives of its own choosing, the defense or settlement of any Claims. In the event that the Company shall fail to notify Executive, within ten days of its receipt of Executive's written notice, that the Company has elected to undertake such defense or settlement, or if at any time the Company shall otherwise fail to diligently defend or pursue settlement of such Claims, then Executive shall have the right to undertake the defense, compromise, or settlement of such Claims, in which event the Company shall hold Executive harmless from any legal fees incurred by Executive for Executive's counsel. Neither Executive nor the Company shall settle any Claims without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. In the event that the Company submits to Executive a bona fide settlement offer from the claimant of Claims (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to Executive a release from all liability in respect of such Claims), and Executive refuses to consent to such settlement, then thereafter the Company's liability to Executive for indemnification hereunder with respect to such Claims shall not exceed the settlement amount included in such bona fide settlement offer, and Executive shall either assume the defense of such Claims or pay the Company's attorneys' fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Claims. Regardless of which party is conducting the defense of any such Claims, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such Claims and its counsel or other representatives concerning such Claims and Executive and the respective counsel or other representatives shall cooperate with respect to such Claims. The party conducting the defense of any such Claims and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of such Claims and any matters relating thereto. Executive and the Company shall provide to the other such records, books, documents, and other materials as shall reasonably be necessary for each to conduct or evaluate the defense of any Claims, and will generally cooperate with respect to any matters relating thereto. This Section 12 shall remain in effect after this Agreement is terminated, regardless of the reasons for such termination. The indemnification provided to Executive pursuant to this Section 12 shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the By-Laws of the Company; in this regard, it is intended that this Agreement shall expand and extend Executive's rights to receive indemnification.

     13. Withholding. The Company shall have the right to deduct and withhold from all payments to Executive hereunder all payroll taxes, income tax withholding and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

     14. Non-assignability. Executive's rights and benefits hereunder are personal to Executive, and shall not be alienated, voluntarily or involuntarily assigned, or transferred.

     15. Binding Effect. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successor(s) in interest. Other than in respect of the Loans, none of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or Executive's beneficiary or beneficiaries, nor shall Executive or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder.

     16. Entire Agreement; Modification. This Agreement and the Intellectual Property Agreement contain the entire agreement relating to Executive's employment by the Company. These Agreements may not be changed orally, and may be changed only by an agreement in writing signed by the parties hereto.

     17. Notices. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, with proof of the time and date of receipt retained by the transmitter; or by hand-delivery properly receipted. The actual date of receipt as shown by the return receipt therefore, the facsimile transmission sheet, or the hand-delivery receipt, as the case may be, shall determine the date on which (and, in the case of a facsimile, the time at which) notice was given. All payments required hereunder by the Company to Executive shall be sent postage prepaid, or, at Executive's election, shall be transferred to Executive electronically to such bank account as Executive may designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to Executive) shall be addressed as follows (or to such other address as the Company and Executive may designate in writing from time to time):

                  To the Company:

                  NexMed, Inc.
                  350 Corporate Boulevard
                  Robbinsville, NJ 08691
                  Fax: 609-208-1868
                  Attention: Vice President, Corporate Affairs

                  To Executive:

                  Dr. Y. Joseph Mo, Ph.D.
                  One Belleview Terrace
                  Princeton, NJ 08540
                  Fax: 609-683-0928

     18. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New Jersey without giving effect to the principles of conflict of laws thereof, or such principles of any other jurisdiction which could cause the application of the substantive law of any jurisdiction other than the State of New Jersey. The Company and Executive agree that the Superior Court of the State of New Jersey, Mercer County, shall have exclusive jurisdiction to hear and determine any dispute which may arise under this Agreement. Service of process by the Company may be effected by service upon Executive's designated agent: _______________, the address of which is ________________.

     19. Severability The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

     20. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

     21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                               /s/ Y. Joseph Mo
                                               -----------------------------
                                               Dr. Y. Joseph Mo


                                               NEXMED, INC.


                                               By: /s/ Robert W. Gracy
                                                   --------------------------
                                               Title: Director

                                   APPENDIX A
                                CHANGE OF CONTROL

For the purpose of this Agreement, a "Change in Control" shall be deemed to have taken place if:

    A. Individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that, no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

    B. Any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that, the event described in this paragraph B shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 25% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company's Voting Securities pursuant to a public offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph C immediately below), (v) pursuant to any acquisition by Executive or by any Person which is an "affiliate" (within the meaning of 17 C.F.R.ss. 230.405) of Executive (an "Excluded Person");

    C. The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 25% of the total voting power of (A) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the "Parent Corporation"), is represented by the Company's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than (A) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or (B) an Excluded Person is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and
          (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a "Non-Qualifying Transaction");

    D. A sale of all or substantially all of the Company's assets, other than to an Excluded Person;

    E. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

    F.    Such other events as the Board may designate.

    Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company's Voting Securities as a result of the acquisition of the Company's Voting Securities by the Company which reduces the number of the Company's Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting

Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                                   APPENDIX B
                                CLAIMS PROCEDURE

     (a) All claims for payments of the Deferred Compensation shall be made in writing and shall be signed by Executive. Claims shall be submitted to the Company. If Executive does not furnish sufficient information with the claim for the Company to determine the validity of the claim, the Company shall indicate to Executive any additional information which is necessary for the Company to determine the validity of the claim. Each claim hereunder shall be acted on and approved or disapproved by the Company within ninety (90) days following the receipt by the Company of the information necessary to process the claim.

In the event the Company denies a claim for payment in whole or in part, the Company shall notify Executive in writing of the denial of the claim and notify Executive of his right to a review of the Company's decision. Such notice by the Company shall also set forth, in a manner calculated to be understood by Executive, the specific reason for such denial, the specific provisions of this Agreement (or other document) on which the denial is based, a description of any additional material or information necessary to perfect the claim and an explanation of the appeals procedure as set forth in this Appendix B. If no action is taken by the Company on Executive's claim within ninety (90) days after receipt by the Company, such claim shall be deemed to be denied for purposes of the following appeals procedure.

     (b) In the event that Executive's claim for benefits is denied in whole or in part, he may appeal for a review of the decision by the Company. Such appeal must be made within sixty (60) days after Executive has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

          i. request a review by the Company of the claim for payment of the Deferred Compensation;

          ii. set forth all of the grounds upon which Executive's request for review is based and any facts in support thereof; and

          iii. set forth any issues or comments which Executive deems pertinent to the appeal.

The Company shall act upon the appeal within sixty (60) days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Company as soon as possible, but not later than 120 days after the appeal is received by the Company.

The Company shall make a full and fair review of the appeal and any written materials submitted by Executive in connection therewith. The Company may require Executive to submit such additional facts, documents or other evidence as the Company in its discretion deems necessary or advisable in making its review. Executive shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Company, provided the Company finds the requested documents or materials are pertinent to the appeal. On the basis of its review, the Company shall make an independent determination of Executive's right to payment of the Deferred Compensation. The decision of the Company on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Company denies the appeal in whole or in part, it shall give written notice of the decision to Executive, which notice shall set forth, in a manner calculated to be understood by Executive, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of this Agreement (or other document) on which the Company's decision is based.

          (c) This Appendix B shall apply to a claim for payment of the Deferred Compensation only if the Company determines, upon the advice of counsel, that such application is necessary in order for the Deferred Compensation to comply with ERISA.

                                    EXHIBIT A

                          CONFIDENTIAL INFORMATION AND
                         INTELLECTUAL PROPERTY AGREEMENT



     AGREEMENT made as of ______________ 2000, by and between NEXMED (U.S.A.), INC., a Delaware corporation (the "Company") and ___________________ (the "Employee").

     WHEREAS:

     (1) The Employee is employed or about to be employed by the Company and the Company requires that all of its employees, as a condition of employment by the Company, enter into this Confidential Information and Intellectual Property Agreement (the "Agreement") or similar agreement, and would not be willing to employ the Employee unless Employee enters into this Agreement; and

     (2) The Employee is willing to enter into this Agreement and to strictly adhere to its terms.

     NOW, THEREFORE, in consideration of the employment or the continuation of the employment of the Employee by the Company, the parties hereto agree as follows:

     1. Representations. Warranties and Acknowledgment of Employee.

     (a) The Employee hereby represents to the Company that, except to the extent contemplated hereby or that the Employee has disclosed to the Company in writing, the Employee is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of the Employee's duties and obligations to the Company (including the Employee's duties and obligations under this or any other agreement with the Company) during the Employee's employment. (b) The Employee understands that the Company does not desire to acquire from the Employee any trade secrets, know-how or confidential business information the Employee may have acquired from others. Therefore, the Employee agrees during his employment with the Company, the Employee will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom the Employee has an agreement or to whom the Employee owes a duty to keep such information in confidence.

          2. Confidential Information.

     (a) For purposes of this Agreement, "Confidential Information" means all information, heretofore or hereafter developed or used by the Company (whether or not reduced to written, electronic, magnetic or other tangible form) acquired in any way by the Employee during the course of the Employee's employment with the Company and which is proprietary to the Company or which relates to any third party for which the Company is under an obligation to keep confidential, concerning the scientific, medical and pharmaceutical research, product development, products, operations, marketing and business plans, activities, employees, consultants, licensors, licensees, customers, business affairs of the Company or the Company's licensees, distributors, business partners or customers, including, without limitation, (i) all information concerning trade secrets of the Company, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions of the Company; (ii) all sales and financial information concerning the Company; (iii) all customer and supplier lists; (iv) all drawings, sketches, models, samples, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Company or the Company's licensees, distributors, business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; and (v) all information in any way concerning the business or affairs of the Company or the Company's licensees, distributors, business partners or customers which was furnished to Employee by the Company or by the Company's licensees, distributors, business partners or customers or otherwise discovered by Employee during Employee's employment with the Company.

     (b) The Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information. The parties hereto recognize that, by reason of Employee's employment by the Company, the Employee has acquired or will acquire access to Confidential Information. The Employee recognizes that all such Confidential Information is and shall remain the sole property of the Company as its sole owner, free of any rights of the Employee and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, the Employee agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in Employee's possession and the Employee agrees that at all times from and after the date hereof, Employee will not, directly or indirectly, without the prior written consent of the Company, disclose to any person, firm, company or other entity any Confidential Information, except to the extent that (i) any such Confidential Information becomes generally available to the public or trade, other than as a result of a breach by the Employee of this Section 2(b), or (ii) any such Confidential Information becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its employees or advisors; provided, that such source is not known by the Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Employee is required by law or legal process to disclose any Confidential Information; provided, that in such case, the Employee shall (i) give the Company the earliest notice possible that such disclosure is or may be required, and (ii) cooperate with the Company, at the Company's expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Employee under this Section 2(b) shall survive any termination of the Employee's employment by the Company.

     (c) Upon termination of the Employee's employment with the Company, Employee covenants and agrees to promptly return to the Company all items constituting or containing Confidential Information (including all copies) including, without limitation, all reports, data, documents, studies, notes, specifications, or information, and will not retain any copies of such items. Employee further covenants and agrees to immediately return to the Company all equipment, devices or other property, which belong to the Company.

     3. Non-Solicitation of Employees.

Employee recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restricted during the term of Employee's employment and for a one-year period following the termination of Employee's employment with the Company from soliciting or inducing any employee of the Company to leave the employ of the Company or to encourage any other business entity to solicit or seek to hire any employee of the Company. Therefore, during the term of the Employee's employment with the Company and for a period of one (1) year following the termination of such employment, Employee agrees that Employee shall not, directly or indirectly, hire or seek to hire any employee of the Company or assist or influence any business entity to hire or solicit for employment or take any other action which would encourage any such employee to terminate such employee's employment by the Company. For purposes of this Section 3, "employee" shall include any former employee of the Company whose employment with the Company terminated less than one (1) year prior to the termination of the employment with the Company of the Employee.

     4. Non-Compete.

     In order to insure the protection of the Company's interest in maintaining the confidentiality of its Confidential Information and to otherwise provide for the proper protection of the business of the Company, the parties hereto agree as follows:

     (a) Employee acknowledges that the nature of the Company's business renders it highly likely that disclosure of the Employer's Confidential Information, whether intentional or inadvertent, will occur if Employee becomes employed by a competitor of the Company. Employee further acknowledges and agrees that Employee's responsibilities with respect to the Company's business operations and Employee's access to the Confidential Information would render the Employee a potentially formidable competitor throughout the world because the Employer's technology and trade secrets have worldwide application.

     (b) By reason of the foregoing, Employee agrees that during the term of Employee's employment by the Company and for a period of one (1) year following the termination of Employee's employment with the Company, Employee will not, anyplace in the world, own, become employed by or participate in (whether as an employee, consultant, officer, director, agent, or in any other capacity which calls for the rendering of personal services, advice, acts of management, operation or control) any corporation, business, firm, or partnership, which competes, directly or indirectly, with the Company (including, without limitation, which competes with respect to any products or services sold or marketed by the Company) at the time of the termination of the Employee's employment with the Company. The foregoing shall not prohibit the Employee from owning in the aggregate less than 2% of the common stock of any such competing company that is subject to the reporting obligation of the Securities and Exchange Act of 1934, as amended. While the parties acknowledge that the restrictions set forth in this Section 4 are reasonable, in the event that a Court determines that any of the covenants or provisions of this Agreement are unenforceable by reason of duration, extent, geographical scope or otherwise, the parties contemplate and agree that the Court making such determination shall reduce or modify the applicable provision and shall enforce such reduced or modified provision to the maximum extent deemed reasonable by the Court.

     5. Intellectual Property.

     (a) The Employee shall disclose and hereby assigns to the Company or its nominee any and all of his right, title and interest in any inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not (collectively referred to as the "Innovations"), which, during the term of the Employee's employment by the Company (the "Employment Period"), the Employee may make or conceive either solely or jointly with others and which:

          (i) were made using equipment, supplies, facilities or trade secret information of the Company, or

          (ii)  were developed at least in part on the Company's time, or

          (iii) relate at the time of conception or reduction to practice either to the business of the Company or to the Company's or any of its affiliate's actual or demonstrably anticipated research or development, or

          (iv) results from any work the Employee performs or performed for the Company.

     All such Innovations and the benefits thereof shall be owned exclusively in perpetuity by the Company, free of any claims of the Employee.

     (b) In order to allow the Company to claim rights in those Innovations which it owns or owns an interest in, the Employee shall promptly and fully disclose in writing to the Company the subject matter of every Innovation made or conceived by the Employee, either solely or jointly with others, and all copyright, trademark, domain name and patent applications naming the Employee as an author, co-author, owner, co-owner, inventor or a co-inventor during the Employment Period whether or not the same are required by this Agreement to be assigned to the Company. Upon the request of the Company, the Employee shall make all reasonable efforts to provide further disclosure of the aforesaid Innovations in which the Company may reasonably claim ownership or for which the Company requires additional information in order to determine its ownership rights. The Company shall maintain in confidence all disclosures made hereunder of Innovations owned by the Employee.


     (c) An Innovation shall be deemed to have been made during the Employment Period if during such period the Innovation was conceived, first actually reduced to practice or otherwise put in a tangible form, and any patent application, trademark application, domain name application or copyright application reasonably relating to the business of the Company filed within six months after termination of the Employment Period shall be presumed to relate to an Innovation which was made during the Employment Period unless the Employee can provide satisfactory evidence to the contrary.

     (d) With respect to any Innovations in which the Company owns an interest pursuant to this Section 5, the Employee agrees, during and after the Employment Period and upon the Company's reasonable request, to execute, acknowledge, and deliver all such further documents (which shall be prepared and paid for by the Company) including applications for letters patent, trademark, domain name and/or copyright registration, as may be necessary or, in the opinion of the Company, advisable, to obtain letters patent and/or trademark, domain name or copyright registration for Innovations in the United States and in any other country, and the right to claim priority based on the first filed patent application anywhere in the world, and to vest title thereto in the Company and its successors, assigns or nominees. The Company shall have the sole and exclusive right to seek copyright and/or patent and/or trademark, domain name or trade name protection in its own name, as applicable, for any of the foregoing Innovations, and to seek any extensions or renewals thereof.

     (e) Upon the termination of Employee's employment with the Company, the Employee shall not (a) take any of the Company's property including, but not limited to, new product information, blueprints, drawings, sketches, notebooks, computer programs, formulas, data, listings, specifications and documents, or copies thereof, and any items relating to or exhibiting the Company's trade secrets or Confidential Information or (b) use for any purpose the residuals resulting from access to or work with those items set forth in clause (a) hereof. The term "residuals" means information in non-tangible form, including ideas, concepts, know-how or techniques which may be retained in the mind of the Employee, even if the Employee made no effort to refresh the Employee's recollection in anticipation of or in conjunction with the use of said residuals. Further, the Employee shall not intentionally memorize the information so as to reduce it to a non-tangible form for the purpose of creating a residual.

     (f) The Employee agrees that any copyrightable works made by the Employee (solely or jointly with others) during the Employment Period that are otherwise covered by the terms hereof and that are prosecutable by copyright, shall be deemed to be "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. section 101). Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights (and all renewals and extensions thereof). To the extent that any of such works are not determined to be a work for hire, the Employee hereby irrevocably, permanently, exclusively and absolutely assigns and grants to the Company all title, right and interest in and to such works, including, without limitation, all copyrights therein (and all renewals and extensions thereof). The Company shall have the sole and exclusive right to use and exploit such works, in whole or in part, in any media or technology known or hereafter devised, in perpetuity. The Company's rights in and to such works may be assigned and licensed without limitation, and any such assignment or license shall be binding on the Employee and shall inure to the benefit of such assignee or licensee. The Employee shall have no rights of consultation and/or approval with respect to the Company's exploitation, revision and/or use of such works. Moreover, the Employee hereby waives, forfeits, relinquishes and abandons all "moral rights" (as said term is commonly understood) and all rights of attribution and integrity that the Employee may otherwise have had with respect to such works through the universe, and all rights the Employee might otherwise have had under the Visual Artists Rights Act of 1990.

     (g) As to any Innovations in which the Employee owns an interest and the Company does not, whether or not invented, created or acquired prior to the date hereof, the Employee will not without the express written consent of the Company, incorporate or use, or participate in the incorporation or use, of any such Innovations into any products or services of the Company, and upon discovery that any such Innovations have been, or are being, or are about to be, incorporated or used in the Company's products or services or a product or service being designed or planned for or by the Company in violation of any rights the Employee may claim, the Employee shall give the Company written notice of that fact, together with such detail as is then known, within three
(3) days of such discovery. The Employee agrees that if, in breach of these provisions, the Employee incorporates or uses, or participates in the incorporation or use, of any such Innovations in any products or services of the Company, or upon discovery that such Innovations have been, are being or are about to be incorporated or used in a product or service of the Company, or a product or service being designed or planned for or by the Company, and/or the Employee does not give the Company written notice of that fact, together with such detail as is then known, within three (3) days of such discovery, then to that extent, the Company shall have a royalty-free, transferable, nonexclusive license to make, have made, reproduce, use and sell and otherwise practice any such Innovations.

     6. Power of Attorney.

     The Employee, by execution of this Agreement, irrevocably constitutes and appoints the Company with full power of substitution, to be the Employee's true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed to be necessary, appropriate or desirable to effectuate this Agreement. The power of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the occurrence of the death, disability or bankruptcy of the Employee.

     7. Remedies For Employee Violations.

     Employee acknowledges and agrees that the Company would be irreparably harmed if the Employee violated any of the covenants and agreements set forth in this Agreement or if any of such covenants and agreements were not specifically enforced.

Employee further agrees that the breach or threatened breach of any of the covenants or agreements set forth in Sections 2, 3, 4, or 5 of this Agreement will result in continuing and irreparable harm to the Company for which the Company would not have an adequate remedy at law. Therefore, the Employee acknowledges and agrees that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief or other equitable remedies in the event of any such breach or threatened breach. The Employee further acknowledges and agrees that monetary damages would be insufficient to compensate the Company in the event of a breach or threatened beach by the Employee of any of such covenants and agreements, and that the Company shall be entitled to specific performance of the Employee's obligations pursuant to such covenants or agreements.

     8. Company's Affiliates

     The parties hereto acknowledge and agree that, for purposes of Sections 2, 3, 4, 5, and 7 of this Agreement, the "Company" shall also refer to the Company's affiliated corporations, including, without limitation, NexMed (Holdings), Inc.

     9. Company's Telecommunications Systems

     Employee acknowledges and agrees that the Employee is being provided access to the Company's telecommunications, networking or information processing systems (including without limitation, stored computer files, e-mail messages, and voice messages) for the Company's business purposes and that Employee has no expectation of privacy with respect to Employee's use of any of such systems. The Company may, without notice and in its sole discretion, monitor or review Employee's use of such systems (and any other Company-supplied systems or equipment) and any files or messages created by or received by Employee through use of such systems.

     10. Employment At Will. The parties hereto acknowledge that this Agreement is not an employment agreement and that Employee is employed on an "at will" basis and that either Employee or the Company may terminate Employee's employment at any time, with or without cause.

     11. Miscellaneous. This Agreement: (a) is binding upon and shall inure to the benefit of the parties hereto, their respective affiliates, heirs, executors, assigns, administrators, and successors; (b) shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without regard to the conflicts of laws provisions thereof; (c) may not be amended or modified, except by a written instrument signed by the parties hereto; and (d) supersedes and voids any and all prior understandings and agreements, whether written or oral, between the Company and the Employee relating to the subject matter of this Agreement, which contains the entire understanding of the parties relating to such subject matter.

     12. Jurisdiction. Each of the parties hereto consents and agrees to the jurisdiction of the New Jersey Superior Court, Mercer County, for the adjudication of any disputes as to the parties' respective rights and obligations under this Agreement.

     13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREORF, the parties hereto have executed this Agreement as of the date first above written.


DATED: ______________________           ________________________________________


DATED: ______________________           NEXMED (U.S.A.), INC.


                                        BY:____________________________________

                                                 VIVIAN LIU, VICE PRESIDENT